Exhibit No. 10. 1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

Worldwide Strategic & Operations Management
Pfizer Inc.
50 Pequot Avenue MS 6025/C5133
New London, CT 06320
Tel 860 732 3735 Fax 860 732 7028
Email alan_r_proctor@groton.pfizer.com

Global Research & Development
Pfizer
Alan R. Proctor, Ph.D.
Vice President, PGRD
Head of Strategic Alliances

May 13, 2002

Dr. Krishnan Nandabalan

Vice President, Alliances

Genaissance Pharmaceuticals, Inc.

5 Science Park

New Haven, CT 06511

Dear Dr. Nandabalan:

Further to our recent discussions regarding the Agreement between Pfizer Inc. and Genaissance Pharmaceuticals, Inc. dated August 31, 2001 (“2001 Agreement”); Pfizer Inc. (“Pfizer”) and Genaissance Pharmaceuticals, Inc. (“Genaissance”) will amend the 2001 Agreement as follows:

Section 1.3   “Research Plan” shall mean the written plan describing the research to be carried out by Genaissance.  The Research Plan is appended to and made a part of this Agreement as Exhibit A.

Section 3   Term:  The term of this Agreement is one (1) year and six months from August 31, 2001.

All other terms and conditions of the 2001 Agreement shall remain unchanged and in full force.

Please have the appropriate official of Genaissance Pharmaceuticals, Inc. sign both copies of this Agreement and return one original to Kelly P. Longo at the above address.

Sincerely,

/s/Alan R. Proctor

Alan R. Proctor

Vice President

Strategic Alliances

Agreed:

Genaissance Pharmaceuticals, Inc.

By: /s/ Krishnan Nandabalan
       Krishnan Nandabalan
       Vice President, Alliances

Date: 5/16/02

PROPOSAL

Pfizer/Genaissance:  A Proposal for Comprehensive SNP Identification in Candidate

Genes

[**]

Research Goal:  To define comprehensive genetic variation and haplotype information in key candidate genes of research interest to Pfizer Global Research and Development (Pfizer, please define this acronym).

Research Proposal

•                  Pfizer will provide Genaissance with an initial list of approximately [**] candidate genes (see Appendix 1 for details) for which Genaissance will obtain a comprehensive assessment of genetic variation.

                        Genaissance will provide genomic sequence for the candidate genes listed in Appendix 1.  This sequence will be generated using Genaissance’s Standard Operating Procedure for discovering HAP™ Markers for a gene.  This procedure consists of sequencing, from the Index Repository, ninety-three (93) individual samples of human genomic DNA and one sample of chimpanzee genomic DNA.  The genomic regions of each gene, which are targeted for sequencing, are as follows.

(i)            “Exons” shall mean the genomic DNA segments of a gene whose sequence information is translated into the protein product of that gene.  The goal is to obtain sequence information for all Exons of a gene.

(ii)           “Exon/Intron Junction” shall mean the junctions between the Exons and the Introns in genomic DNA.  Beginning with the initiation codon at one end of a gene and ending with the termination codon at the other end of a gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

(iii)          “Introns” shall mean the genomic DNA segments of a gene, which are located between Exons.  Beginning with the initiation codon at one end of a gene and ending with the termination codon at the other end of a gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

(iv)          “Promoter” shall mean the region that is immediately upstream of the genomic segment that is found at the five-prime end of a Messenger RNA molecule.  (“Messenger RNA” shall mean a ribonucleic acid sequence from which the protein product of a gene is translated).  The goal is to obtain sequence information for up to one thousand (1000) bases of the Promoter with the desire to obtain an additional 1KB where possible.

(v)           “Three-Prime Untranslated Region” shall mean the genomic region immediately downstream from the termination codon of a gene.  The goal is to obtain sequence information for at least one hundred (100) bases of the Three-Prime Untranslated Region downstream of the termination codon.  Optimally, we will have coverage to 500bases of the 3’ UTR.

                Specific genomic sequence information is required to meet the goals outlined in (i) through (v) above.  If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a gene will still be queued for HAP™ Marker discovery.

•                  A gene shall be considered completely sequenced if sequence information is obtained for: (i) at least [**] of the [**]; (ii) the [**] containing the [**]; and (iii) [**].  A specific region targeted for sequencing within a gene shall be considered completely sequenced if sequence information is obtained for at [**].  However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that gene to be considered completely sequenced as defined above.

•                  The candidate genes will be interrogated using Genaissance’s SNP Scoring and HAP™ Building Standard Operating Procedures for identification of SNPs and inference of haplotypes.

•                  The results of performing the above Standard Operating Procedures for each gene will be reported [**] and will [**] in which [**]Genaissance shall complete the forgoing Research Proposal for the initial list of [**] genes within approximately [**] of receipt [**].

Cost structure

Payment is based [**], as set forth below.  A minimum of [**] genes will be analyzed within one calendar year from the commencement of the collaboration.

Costs:

[**]

Appendix 1 to Exhibit A

Pfizer Gene List for comprehensive variant detection

Pfizer Gene ID	HUGO Symbol	Gene Name	Genbank/Ref Seq Accession No
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]